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This is an English translation of (i) a Japanese transcript for a video replay, posted at Marubeni Corporation’s website (www.marubeni.com/en/ir/reports/year) on December 6, 2019 (JST), of a presentation for Marubeni Corporation’s quarterly earnings announcement on November 7, 2019 (JST), and (ii) a Japanese written transcript, posted at Marubeni Corporation’s website (www.marubeni.com/en/ir/reports/year) on December 6, 2019 (JST), of a Q&A session for that quarterly earnings announcement held on November 7, 2019 (JST).

(Translation)

Briefing on Consolidated Results for Q2 of the Fiscal Year Ending March 31, 2020

Date:	November 7, 2019 (Thursday)
Location:	Nihombashi Mitsui Hall
Present:	Masumi Kakinoki, President and CEO
Nobuhiro Yabe, Senior Managing Executive Officer, CFO
Hideyoshi Iwane, General Manager, Corporate Accounting Dept.

TRANSCRIPT OF PRESENTATION

Masumi Kakinoki (President and CEO, Marubeni Corporation): I am Masumi Kakinoki, CEO of Marubeni Corporation. Thank you for being here today.

First, I will present our consolidated results for the six-month period ended September 30, 2019 and the fiscal year forecast, both of which were announced on November 5. CFO Nobuhiro Yabe will then give a more detailed explanation.

Please refer to the figures on slide 1 and the explanation on slide 2. Net profit was ¥111.8 billion, down ¥40.2 billion, or 26%, from the same period last year. Adjusted net profit, which excludes one-time items, was ¥123 billion, a decrease of ¥8 billion, or 6%. Progress against the yearly forecast was 47% for net profit and 51% for adjusted net profit.

Breaking down the ¥8 billion decrease in adjusted net profit, there was a ¥15 billion decrease in non-resources, mainly in Power Business, Forest Products and Chemicals. In resources, profit increased ¥10 billion, mainly driven by Metals & Mineral Resources. We will cover details for each segment later.

Next, as shown on slide 2, one-time items in profit and loss totaled negative ¥11 billion this year, compared to positive ¥21 billion last year, which is a ¥32 billion swing. Key factors were the absence of a gain on the sale of a power generation business in Japan which took place last year and an impairment loss in the oil and gas development business in the first quarter of the current fiscal year. For the fiscal year ending March 2020, we are projecting consolidated net profit of ¥240 billion and adjusted net profit of ¥242 billion, both of which are unchanged from our initial forecast announced in May. However, the components have changed. In adjusted net profit, the forecast for non-resources is down ¥9 billion from our initial forecast, mainly due to the impact of lower pulp prices in Forest Products and of U.S.–China trade friction and adverse weather in early spring on the Agri Business. In resources, the forecast is ¥11 billion higher than our initial forecast, largely in Energy, where the trading business is performing strongly.

Moving on, core operating cash flow was ¥183.5 billion. Free cash flow after delivery of shareholder returns was negative ¥22.5 billion. As a result, the net DE ratio was 0.91 times, which is basically the same level as at the end of the previous fiscal year.

In the full-year forecast, there is no change from the previous forecast for cash flow and net DE ratio, and we expect to achieve our principle target for strengthening our financial foundation: a net DE ratio of about 0.8 times by the end of the fiscal year. As our net profit forecast is unchanged, we are maintaining the dividend forecast at ¥35 per share, as announced at the beginning of the year. We are setting this as the minimum dividend.

Next, slide 6 reviews new investments and divestment.

I want to go into a little more detail about new investments. Through the end of the six-month period, new investments totaled ¥38.4 billion. Progress against the yearly plan is still very low, but there is a major investment I will talk about later, and the new investment pipeline is gradually taking shape, so we are leaving the yearly plan of ¥170 billion set at the beginning of the period as is. We will continue to look for excellent potential investments based on the SPP, or “Strategy, Prime, Platform,” business policies in our medium-term management strategy. We want to tighten our investment criteria to make sure we maintain the financial discipline that has served us well in the past. In fact, out of the various proposals that have been presented to the Investment and Credit Committee, a number were rejected after strict reviews. I would like to emphasize the rigor of our approach and that we do not intend to rush into investments for the sake of it.

Our medium-term management strategy introduces the concept of Horizon 3, and there has been a significant increase in submissions of relevant new investment proposals, which I believe reflects a change in the way of thinking in the company. Highly tenuous situations, such as U.S.–China relations, Brexit and in the Middle East, are becoming increasingly frequent, and there is a general wait-and-see atmosphere. On the other hand, we cannot survive as a company by doing nothing, so in this atmosphere we have to take a certain degree of risk to pursue the right investments at the right time. After half a year as president of Marubeni, my feeling is that determining an appropriate risk appetite is becoming extremely difficult.

That ends my summary, but I will just briefly talk about the acquisition of an additional stake in the U.S. aircraft leasing company Aircastle Limited, which was announced at 8:30 this morning.

A copy of the press release is included in the reference materials.

We first invested in Aircastle in 2013, and now, with this additional investment, we will acquire 100% of its shares together with Mizuho Leasing Company, Limited, of the Mizuho Financial Group. Moving forward, we will continue to pursue further growth in the aircraft leasing business, where demand is expected to continue expanding strongly. This year, we unified our finance and leasing businesses, which had been divided among the product sales departments, as the new Finance & Leasing Business Division. We formed this organization so that we can focus on developing our finance and leasing businesses into a growth field and focal area. To further ensure the viability of that strategy, we entered into an alliance with Mizuho Leasing in February. This acquisition is our first such joint overseas investment.

By increasing our stake in Aircastle, we will be able to participate more actively in its management. Up to this point, as the largest shareholder, with a 28.8% stake, we held seats on the board of directors and participated in management, but now all of Aircastle’s shares will be delisted, and between Marubeni and Mizuho Leasing, we will participate more actively in the leasing business and in aircraft leasing. We intend to progressively tap into the growth of the aircraft leasing market with Aircastle as the platform.

Aircastle will continue as a listed company until the closing of the transaction. In accordance with our confidentiality obligations under the agreement, I cannot provide any more information at this time beyond what is in the press release. With that I conclude my presentation.

Next is CFO Nobuhiro Yabe with a breakdown of profit by segment.

Nobuhiro Yabe (CFO, Marubeni Corporation): I am Nobuhiro Yabe, CFO.

I will explain the results by segment, starting with six-month results and a comparison with last year, followed by the full-year outlook, including changes to our forecast at the beginning of the year.

First, slide 8: I will focus on the segments where there were large increases or decreases in adjusted net profit, as shown in the bottom graph.

In Forest Products, profit fell in the pulp business, especially at the Musi Pulp Project in Indonesia, because of the drop in pulp prices. Also, our equity in the profit of a pulp business in Canada, which we sold last year, was removed from consolidation this year. Because of these factors, profit decreased by ¥4 billion to ¥4 billion.

In Food, we recorded a loss related to grain trading in the previous year, and the rebound from that plus increased profit from Creekstone Farms resulted in a ¥4 billion profit increase to ¥11 billion.

In Agri Business, profit fell ¥2 billion from the previous year to ¥13 billion, mainly because of a profit decline in Gavilon’s fertilizer business due to adverse weather in early spring in the U.S.

Gavilon recorded a one-time loss of about ¥4 billion. This is a non-recurring item that is not included in adjusted net profit. In grain trade to Europe, as a result of inappropriate transactions, we recognized a loss of ¥3.9 billion this year as a one-time item in the form of prior-period adjustments.

Next, Chemicals: profit declined in the first quarter in petrochemical product trading, and this was a drag on profit for the six-month period, which decreased by ¥3 billion to ¥3 billion.

Power Business posted profit of ¥14 billion, a decrease of ¥9 billion. Factors included the absence of profits from a business that was sold last year, and a decrease in fee revenue in IPP projects.

Energy recorded profit of ¥8 billion, a decrease of ¥4 billion, with main factors including lower oil and gas prices in the oil and gas development business and a decrease in profits from LNG interests.

Metals & Mineral Resources posted profit of ¥36 billion, an increase of ¥15 billion, mainly because of the rise in iron ore prices.

Slide 9 shows the full-year forecast. For certain segments, contributing factors are the same as those I just explained. I will focus on large differences between the current forecast and that announced in May.

First, Forest Products: the profit forecast is ¥5 billion, down ¥5 billion from our earlier forecast, as we sharply lowered our price assumptions, basically because of sustained low pulp prices, as I mentioned in the six-month results.

In Agri Business, the forecast is ¥25 billion, down ¥5 billion. This is because when we made the original forecast, we factored in a partial easing of U.S.–China trade friction. Adverse weather in early spring also had an impact.

Energy profit is projected to be ¥22 billion, up ¥7 billion from the original forecast, as trading-related profit has been stronger than expected.

Metals & Mineral Resources profit is projected to be ¥58 billion, up ¥4 billion, mainly reflecting iron ore prices.

That concludes my presentation.

CONDENSED TRANSCRIPT OF QUESTION AND ANSWER SESSION

<1st questioner>

Business strategy of Aircastle

Aircastle Limited’s business model is to purchase used commercial aircraft that are roughly five years old and lease them. In general, valuation of used aircraft is more difficult than for new aircraft, but Aircastle’s team is adept at pricing and remarketing of used aircraft. In the macro environment, air passenger demand has increased at a rate of about 6% per year over the last 10 years and is expected to continue growing at around 5% annually. Aircastle has built up an asset base centered on midlife and narrow-body aircraft. In the aircraft market as a whole, the share of narrow-body aircraft has been on the increase, and the percentage of aircraft on lease has been rising rapidly. With the total number of aircraft also increasing, we are formulating a business plan based on the expectation that the share of leased narrow-body aircraft will continue to grow.

Regarding our future business strategy, based in principle on our partnership with the Mizuho Financial Group in the leasing field, we will generally look for project seeds and take charge of managing them, while Mizuho Financial Group will further solidify financing capabilities. We will pursue this combined approach to grow Aircastle. The Aircastle transaction is scheduled to close next year, and we plan to hold a briefing about the details after the closing.

Expected return from Aircastle

In 2013, when we first invested in Aircastle, the company’s credit rating was non-investment grade, but its rating was raised to investment grade last year since it has gained recognition for producing stable profits and for its disciplined management. Currently, the company’s net profit is in the range of $150–$200 million. Based on our assessment that such a level of profit can be sustained in the market, we decided to make the investment because we believe that leasing will be the main form of asset ownership in the growing aviation industry and that we will be able to increase profits gradually but steadily. Furthermore, the board is comprised of first-rate professionals who are deeply familiar with the aviation industry. While we cannot provide any concrete numbers for expected future return, we are confident that we will be able to gradually increase the company’s profit level.

Accounting classification of Aircastle

A key factor in determining the accounting classification is whether Marubeni can control Aircastle on its own. Marubeni and Mizuho Leasing will each hold 50% of the SPC which will own a 50% stake in Aircastle, so we cannot decide anything in our sole discretion. In addition, the number of our designated directors who we plan to send to Aircastle will be less than half, so we will not be able to make all decisions at our sole discretion. Therefore, Aircastle will likely be treated as an equity-method affiliate.

Net DE ratio in full-year forecast

The projected amount of new investments is ¥170 billion, and if we include Aircastle and investments that have already been decided, our investment is progressing faster than planned, but we think we can reach our target net DE ratio for this year of around 0.8 times.

<2nd questioner>

Factors behind year-on-year profit increase in Australian coal business in Metals & Mineral Resources

Positive factors were increased sales volume and the effect of exchange rates in the coal business. On the other hand, the higher sales volume was accompanied by an increase in costs, and coal prices also fell. The result was that Marubeni Coal posted a net profit increase of ¥1.3 billion from the same period last year.

Nature of inappropriate transaction at Gavilon

In business within Italy and Spain, trade positions in prior years were not recognized at market value as they should have been.

Current situation of Gavilon

An organizational change was made this fiscal year, and Gavilon was brought under the supervision of the Chief Operating Officer of the Agri Business Division, who is also CEO of Helena. Adverse weather and U.S.–China trade friction are affecting results, but we believe agribusiness will grow in the U.S., which accounts for a significant portion of global agricultural output. We will need to carry on reviewing and making adjustments to business content at Gavilon, Columbia Grain and other companies, but our policy of centering agribusiness on Gavilon will not change. Delays in the movement of grain in the U.S. and a late harvest of U.S. grain due to adverse weather are negative factors, but we will patiently examine each business one-by-one and respond appropriately.

<3rd questioner>

Excessive competition risk in aircraft leasing market, Aircastle’s strengths and Marubeni’s role

There are two main business models in the aircraft leasing market: using financial power to buy and lease new aircraft, and purchasing used aircraft and leasing them, as Aircastle does. It is a bit tougher to enter into the midlife aircraft market, owing to the difficultly of remarketing and asset valuation for used aircraft, but Aircastle is proficient at both. Because Aircastle also has in-house marketing, legal and technical experts, it stands out from peers in the used aircraft leasing industry. Therefore, we believe the company can conduct its business effectively while differentiating itself even amid fierce competition.

Regarding our role, we participate in management by sending personnel with extensive experience in the aircraft businesses, and the company values our support in the area of financial strategy. Financing is an important element, and we believe that conducting business together with Mizuho Leasing will enable more expeditious support.

<4th questioner>

Aircastle’s risk management

One of the largest risks at Aircastle is the credit risk of lessees. Recently, the company has been leasing to low-cost carriers, and there is a possibility that defaults could occur. However, Aircastle continues to monitor the condition of lessees even after leasing to them, and if concerns about the lessee’s finances arise, Aircastle responds appropriately, in some cases by repossessing the aircraft and finding new lessees. The worst case would be that Aircastle is unable to repossess aircraft due to the bankruptcy of the lessee, but Aircastle is well-managed, and the probability of such an event is very low. So, we have a high degree of confidence in the company’s risk management.

In the leasing industry, it is very important to accumulate assets with discipline. Like two of our operating companies in the U.S., PLM Trailer Leasing and Westlake Services, LLC, such a disciplined approach is one of the points on which Aircastle is most highly appreciated.

Approach to capturing return from Aircastle

How we capture return is something we will have to talk about with Aircastle’s management and Mizuho Leasing. This is a financial asset business, and the optimal extent of return distributions, including dividends, will be discussed for pursuing expansion of the company’s assets to optimize its revenue.

Expected one-time gains or losses in second-half

We anticipate one positive item, but how we will be able to absorb any losses that may occur is an issue for the future.

<5th questioner>

Components of ¥6.0 billion one-time gain factored into second-half forecast in Power Business

We arrived at this figure by totaling up several factors, including tax-related items, and not because we are planning any major divestitures.

Aspects of Marubeni felt to be in need of change after half a year as president

There is clearly one. In the past, when considering investment proposals, it was typical for management to ask the relevant business division, “Do you have any experience with this kind of business model?” I want to put an end to that. We are encouraging our people to tackle new challenges that we have never taken on as a company. My concern is that if we ask that question, they might not even apply just because they have never done it before. I have started to create an atmosphere in which that kind of question is no longer asked, and in the last few months, more proposals have been prefaced with, “We’ve never done this before, but ….” In response to concerns about Marubeni taking on these kinds of challenges in new fields, we intend clearly explain our reasoning for undertaking that project and to bear that in mind as we carry it out.

<6th questioner>

Policy for grain-related businesses, including Gavilon

Reviewing our history in grain trading, our trading business to China was substantial since prior to the Gavilon acquisition. Previously, much of our trade to China was with buyers who had lower creditworthiness, and we incurred significant default losses several years ago. We tightened our credit requirements in response, but of course consequently margins fell. We tried to increase profits by shifting our risk strategy, to ships for example, but losses occurred as a result, including various one-time losses. After careful consideration, we set a policy of drastically reducing our grain trading. That said, Gavilon’s business is different from our grain trading. Gavilon’s business model involves aggregating grain from farmers in the U.S. and selling it to livestock raisers and other customers in the U.S. Although we are scaling back our grain trading, our policy for agribusiness in the U.S. is to continue to do business centered on Helena and Gavilon.

Thinking regarding future divestments

We will consider divesting assets whose asset values may be peaking and assets in which we have a minority position and that have no value-improvement function for us. I think it is best to carry out divestments naturally based on that policy and not for the purpose of window dressing.

Likelihood of achieving cash flow plan and net DE ratio of around 0.8 times

We may exceed our original target for new investments of ¥170 billion. Since it may be difficult to adhere to the annual planned targets in each individual fiscal year, we will focus on staying within the range for the three years of the medium-term management strategy.

<7th questioner>

Cushion built in at beginning of year

At the beginning of the fiscal year, we anticipated a negative cushion of more than ¥10.0 billion, but now we have eliminated that and instead we expect it to be slightly positive.

Contents of new investments in Horizon 3

These include an additional investment in Orffa and investments in Power Business. For example, we invested in Azuri Technologies Ltd., which operates an installment sales business selling solar home systems that combine solar panels, battery chargers, LED lighting, radio and television, and in GridMarket, LLC, which harnesses data to pursue energy efficiency in factories and commercial facilities. Currently, none of our Horizon 3 investments are very large, and we are making small investments such as these little by little. Recently I visited WASSHA and the customers of Azuri in Tanzania and I strongly believe that the work of these businesses is very meaningful and that they offer clues to future new businesses. They themselves might not generate massive profits, but I do expect that they will help to increase intangible value in the Marubeni Group, which in turn will lead to growth in tangible value.

Cautionary Statement Regarding Forward Looking Statements

Certain statements herein are forward-looking statements within the meaning of the federal securities laws, including the Private Securities Litigation Reform Act of 1995. Words such as “anticipates,” “expects,” “intends,” “plans,” “projects,” “believes,” “may,” “will,” “would,” “could,” “should,” “seeks,” “estimates” and variations on these words and similar expressions are intended to identify such forward-looking statements. All statements, other than historical facts, including statements regarding the expected timing of the closing of the transaction; the ability of the parties to complete the Aircastle transaction considering the various closing conditions; the expected benefits of the transaction; and any assumptions underlying any of the foregoing, are forward-looking statements. Such statements are based upon current plans, estimates and expectations that are subject to risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated or anticipated by such forward-looking statements. The inclusion of such statements should not be regarded as a representation that such plans, estimates or expectations will be achieved. You should not place undue reliance on such statements. Important factors that could cause actual results to differ materially from such plans, estimates or expectations include, among others, that (i) one or more closing conditions to the transaction, including certain regulatory approvals, may not be satisfied or waived, on a timely basis or otherwise, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the transaction, or that the required approval of the merger agreement by the shareholders of Aircastle may not be obtained; (ii) the business of Aircastle may suffer as a result of uncertainty surrounding the transaction and there may be challenges with employee retention as a result of the pending transaction; (iii) the transaction may involve unexpected costs, liabilities or delays; (iv) legal proceedings may be initiated related to the transaction; (v) changes in economic conditions, political conditions and changes in laws or regulations may occur; (vi) an event, change or other circumstance may occur that could give rise to the termination of the merger agreement (including circumstances requiring a party to pay the other party a termination fee pursuant to the merger agreement); and (vii) other risk factors as detailed from time to time in Aircastle’s reports filed with the Securities and Exchange Commission (the “SEC”), including Aircastle’s 2018 Annual Report on Form 10-K and Aircastle’s Quarterly Report on Form 10-Q that was filed on August 6, 2019, which are available on the SEC’s Web site (www.sec.gov). There can be no assurance that the merger will be completed, or if it is completed, that it will close within the anticipated time period or that the expected benefits of the merger will be realized.

In addition, new risks and uncertainties emerge from time to time, and it is not possible for Marubeni or Aircastle to predict or assess the impact of every factor that may cause its actual results to differ from those contained in any forward-looking statements. Such forward-looking statements speak only as of the date of this document. Marubeni and Aircastle each expressly disclaims any obligation to revise or update publicly any forward-looking statement to reflect future events or circumstances.

Additional Information and Where to Find It

In connection with the proposed merger, Aircastle intends to file relevant materials with the SEC, including a preliminary proxy statement on Schedule 14A, and Aircastle and certain other persons, including Marubeni, intend to file a Schedule 13E-3 transaction statement with the SEC. Following the filing of the definitive proxy statement with the SEC, Aircastle will mail the definitive proxy statement and a proxy card to each shareholder entitled to vote at the special meeting relating to the proposed merger. INVESTORS ARE URGED TO READ THE PROXY STATEMENT AND THE SCHEDULE 13E-3 WHEN THEY BECOME AVAILABLE BECAUSE

THEY WILL CONTAIN IMPORTANT INFORMATION. Investors may obtain the proxy statement, as well as other filings containing information about Aircastle, free of charge, from the SEC’s website (www.sec.gov). Investors may also obtain Aircastle’s SEC filings in connection with the transaction, free of charge, by directing a request to Aircastle Limited, Attention: Investor Relations, 201 Tresser Boulevard, Suite 400, Stamford, CT 06901.

Participants in the Merger Solicitation

Aircastle and its directors, executive officers and employees and certain other persons may be deemed to be participants in the solicitation of proxies in respect of the transaction. Information regarding Aircastle’s directors and executive officers is available in its definitive proxy statement for its 2019 annual meeting of shareholders filed with the SEC on April 4, 2019. This document can be obtained free of charge from the sources indicated above. Other information regarding the interests of the participants in the proxy solicitation will be included in the proxy statement relating to the transaction when it becomes available. This document does not constitute a solicitation of a proxy, an offer to purchase or a solicitation of an offer to sell any securities.

Marubeni has no responsibility for any possible damage arising from the use of information in this material.